Exhibit 99.2

WidePoint Corporation
Year-End 2006 Earnings Conference Call
March 15, 2007

Operator: Good afternoon. My name is Stacy and I will be your conference Operator today. At this time I would like to welcome everyone to WidePoint Corporation Year End 2006 conference call.

        All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to pose a question during this time, please press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

        It is now my pleasure to turn the floor over to your host, Cale Smith. Sir, you may begin your call.

Cale Smith: Thank you, Stacy. Good afternoon everyone. This is Cale Smith of Hawk Associates. Welcome to the WidePoint Fourth Quarter and Year-End 2006 conference call.

        On the phone today are Steve Komar, CEO of WidePoint, Jim McCubbin, the company’s Chief Financial Officer, and Dan Turissini, WidePoint’s Chief Technology Officer and CEO of subsidiary ORC.

        I’d like to begin by reading the company’s Safe Harbor statement and then we will hear from Steve, Jim and Dan before they take your questions.

        This afternoon's discussion contains forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the company’s control. Those risks may cause actual results, performance, or achievements of the company to be materially different than the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

        Now, here’s Steve with his opening remarks.

Steven Komar: Thank you Cale, appreciate it and good afternoon to everyone attending our call. We appreciate it.

        I would like to formally welcome you to WidePoint Corporation's Fourth Quarter 2006 Investor Call and as always, we thank you again for your time and continued interest in WidePoint.

        Jim McCubbin and Dan Turissini have already been introduced. The three of us will make sequential comments and then we will open the floor for a question and answer period following that.

        From my perspective, as has been the practice in past calls, I will limit my comments to an overview of the business and a summation of several of the key initiatives with which we are engaged. Dan and Jim will then expand on those points in their respective discussions and comments, following mine.

        I’d like to approach my comments from two fronts. The first would be in respect to the financial results for the fourth quarter and the full year 2006, and the second would be some more general comments in terms of business positioning and outlook for the enterprise.

        As to fourth quarter and full year 2006, a few selected financial highlights. If any of the listeners have seen our press release this morning or our recently submitted 10-K, I assume that some of these numbers will not be a surprise to you. However, in summary for the full year 2006, WidePoint achieved $18 million — all of these numbers are approximate and rounded — $18 million in gross revenues, which is an increase of 35% from the comparable period, full year 2005.

        Significantly, earnings before interest and taxes as well as non-cash expenses improved by $1.7 million from the prior year; this is for the full year 2006 versus 2005. 2005 was essentially a break-even so our results for 2006 are $1.7 million positive.

        Also significantly, our full year gross margin improved 21% for 2006, almost double its rate in the year 2005.

        We experienced strong fourth quarter performance as we had anticipated.     An indication of that is the fact that of the 38,000 credentials we issued in 2006, over 80% of those were issued during the fourth quarter. Jim, of course, will dissect these and other numbers for you in his financial analysis and comments.

        Moving to business positioning and outlook on the company, from the position standpoint or in terms of positioning, I’d mention some key focal points and initiatives that we’ve consciously targeted for identity management businesses.

        From an external standpoint, we have revalidated the PKI certificate market opportunity and its user base potential which continues to be an impressive number.

        Externally we also strengthened our industry partner alliances. The focus here has been on expanding our sales and marketing reach and breadth to respond to the market’s opportunity as it arises through 2007.

        From an internal perspective, we have and will continue to further supplement our in-house technical support and implement implementation resources thereby assuring our ability to respond to revenue opportunities as they arise. This is a bit of an expensive enterprise –exercise, excuse me — but one that we feel is critical to maximizing the revenue opportunity for WidePoint and ORC.

        Shifting to outlook, what I’d like to do is state candidly that PKI implementation rates to date have been less than we expected. There’s a situation that is now complicated by the 2007 federal budgeting process delays as well as general confusion in the federal agency contracting process in terms of process, response times and life cycle.

        However, and I do believe that it is very important for us to state this, and by we I mean your management team, we believe that our competitive position and advantage has not deteriorated as a function of these delays. Number two, we have experienced only minimal downward pressure on schedule pricing for both HSPD-12 and/or ECA credentials and services.

        From a projection standpoint or a belief standpoint, we believe that credential issuance will surge dramatically during the second half calendar year 2007. And in addition, we remain confident that we are building an attractive and growing identity management enterprise.

        Having said that, I will conclude my opening comments. Thank you for your time. We’re going to change our sequence a little bit today. I think it’s more natural for Dan to discuss the identity management and credentialing business as an expansion of my comments. Following that we’ll turn to Jim for the financial assessment.

        Dan, if you would.

Daniel Turissini: Thank you. Good afternoon. Based on a number of comments and questions that we’ve gotten over the last quarter, I’ve been asked to again, put my arms around and help you put your arms around the opportunity and the space that we’re living in.

        As you may be aware, if you look at the Gartner reports and many other reports out there, there is a dramatic increase annually. Again, we’ve doubled the individual impact in a monetary value of identity fraud for individuals in our country. And that only touches a small part of the overall impact, the monetary value of the impact. It’s also loss of data, loss of information and loss of time recovering from any kind of identity fraud. It’s become a commonplace problem and an increasing problem.

        So, in response to this the government has set specifications and there are three high-level policy authorities that govern how we’re going to protect information over the Internet. Those three authorities include the DoD authority which, of course, represents the DoD and the ECA programs covering military and military contractors. We have the federal PKI Common Policy which covers the federal, other than military, environment and their contractors. And then with that, and cross-certified with that, we have the Federal Bridge Certificate Authority which sets the stage and the specifications for federal, public, and private entities in this environment.

        Today, we are still the only credential provider/ID management provider across all of these entities and we are seeing significant growth and interest in all of these areas. And, as you know, in the past we’ve talked about focusing today on DoD and ECA and the federal and the HSPD-12 environment. We’re already seeing activity outside of that environment in the public and private sector and that’s under our ACES program.

        The significance is, as you can imagine and as you can see as you read, with the TWIC program coming on board and eventually going to hold a digital credential so we see electronic passwords going out, state ID cards and other government ID cards are being planned. There is a huge opportunity now for both industry and the government to take advantage of these specifications and move forward.

        As Steve had said, there has been a slight hiccup with the FY ‘07 budget which has been going through a continuing resolution and now just back down to an ‘06 budget line item. But we are going to see, we believe, in the June timeframe the federal money swept up and recollected to work on these programs, some significant upbeat in what we’re doing in the federal space. This is also been confirmed by, if you look at the GSA government wide policy, stuff that’s been in the paper recently, GSA has stated that they’re looking that two million of the people that need to be vetted and carded with these credentials will be contracted for this year.

        So, what we are looking for is probably a convergence of the federal, state and even the private sector environment and where we were looking for that in stages, possibly that’s going to happen more abruptly and more quickly starting the second half of this year. We are already seeing a lot of activity from the RFP point of view in the federal government and, as I said, quite a bit of activity in the commercial space, especially those in the commercial space dealing with the government.

        We have successfully completed a pilot with the health services industry and they are going to, this summer, leave the pilot phase and go full into a production phase as soon as they can get that approved.

        And then I’m happy to announce that over the last couple of, three to four weeks, we have also secured two additional contracts. We are currently in final negotiations, so we can’t name the folks, however one is another agency, the other is a commercial entity dealing with the federal government. And this is going to bring to us, this year, at least 14,000 new users with the ability to touch, over the next 18 months to 24 months, 50,000 users. So that’s the start, we believe, of what’s happening in this fiscal year.

        As you know, the GSA shared services contract is out and we are well positioned in there on a number of teams to move forward with that capability as well as our current capability.

        And the other thing to let you know is that at this point in time we are still one of the very few in five different agencies, currently in full production, and I think the only commercial entity that is in full production on deploying these credentials in the government on the contracts we announced previously.

        So, we’re very happy with the progress technically and the progress in our positioning. We would hope that the money gets released out of OMB real soon and we get to move further down the line. And that is looking promising for the end of this year and looking at a very prosperous FY ‘08 as we move forward.

        So with that, I know Jim’s going to give you more of a financial history so, I’ll turn it over to Jim and wait for your questions after the talk.

James McCubbin: Thank you, Dan. Hello everyone. Thank you for again, joining us on our 2006 year-end review and conference call.

        2006 was a very productive year for us at WidePoint as Steve and Dan have already pointed out.

        On the financial front, the year ran materially to plan with a few exceptions related to the delays associated with federal government’s lack of a final budget and the award and subsequent cancellation and re-bidding of the GSA’s HSPD-12 contract which in combination, slowed down the awards and ramp-up of the HSPD-12 program. These were events clearly outside of our control.

        But with that and in light of those issues, we ended the year with approximately $18 million in revenues, an increase of $4.7 million as compared to revenues of approximately $13.3 million for the year ended December 31st, 2005.

        Looking at our two segments, our PKI credentialing and managed services segment experienced revenue growth of approximately 213% with revenues increasing approximately $1.2 million from approximately $600,000 for the year ended December 31st, 2005 to approximately $1.8 million for the year ended December 31st, 2006.

        The revenue growth was primarily the result of the continuing early adoption of the federal government’s HSPD-12 program and the continuing adoption of the ECA program by the Department of Defense and its federal contractors.

        We sold approximately 38,000 credentials for the year ended December 31st, 2006 compared to 4,500 credentials for the year ended December 31st, 2005. We would like to note that we believe in the long-term, credential sales should materially grow as the federal government rolls out the programs to enroll approximately two million users over the next 23 months as confirmed and stated by the General Services Administration.

        In the short-term though, we do anticipate a greater variability in revenue growth as we await contract awards that have been delayed as a result of some of the budget issues and the appropriation cycle.

        With that, we’re hopeful that those contracts will be made during the spring of 2007 and we can continue to advance on a very profitable and growing 2007.

        Further, per plan, our average credential pricing in the fourth quarter did decrease as bulk buyers entered into larger quantity purchasing agreements with the company which drove down the average price, but resulted in a tremendous amount of increased credential sales. We believe that in short-term, there will be a greater variability in average price as the price for bulk buyers will at times influence the average cost of larger contracts for credentials that are awarded and delivered.

        We believe average pricing per user will range over time from the $45 to $65 range with a total range of pricing points still between $27 and $150 per user. We would like to bring to your attention that even with the decrease in average price, and we expect it and realize net margins on credentials in the fourth quarter of close to 48% net. This percentage is fully burdened with SG&A costs demonstrates the stability of the ASP model as we expand our basic credentials within our credential price range.

        We are very pleased with the profit potential downstream as the size of this potential marketplace comes online. So gentlemen, at 48% with the ramp-up in this market space, it clearly demonstrates the power of the managed service and how the ASP model can come online at just 30,000 credentials.

        Moving on, our consulting services segment experienced increased revenues of approximately $3.5 million from approximately $12.7 million for the year ended December 31st, 2005 as compared to approximately $16.2 million for the year ended December 31st, 2006. The increase in revenues for the year ended December 31st, 2006 compared to the year ended December 31st, 2005 was primarily the result of the resale of software and services in support of the DoD’s continued expansion of the ECA program. We expect to witness some of the same volatility and growth opportunities within this segment in and within 2007.

        As we move down the income statement, as a result of the company's revenue growth, we further witnessed gross profit for the year ended December 31st, 2006 of approximately $3.7 million, an increase of $2.3 million as compared to a gross profit of approximately $1.4 million for the year ended December 31st, 2005.

        Looking at SG&A, we also saw stabilization in expenses including the provision for 123R of approximately $400,000 along with an increase in bid and proposal work of approximately $200,000 that we witnessed.

        We also witnessed a decrease of the percentage of revenues from 27% on revenues to 23% of revenues within SG&A. Excluding the impact of 123R, the percentage increase would have been even lower at 21% on a relative measure.

        So, as a result of the above the net loss for the year ended December 31st, 2006 was approximately $400,000; a decrease of $7 million as compared to the net loss of approximately $7.4 million for the year ended December 31st, 2005.

        In summary, the company completed the 2006 fiscal year with improved balance sheet, cash of approximately $2.8 million, working capital exceeding $3.7 million, no long-term debt, stock holders equity of $7.0 million, and revenues of $18 million.

        As a result of these actions and the performance in 2006, we believe we can continue to build a financial base on which to continue to execute our business strategy into 2007 and beyond.

        Thank you.

Steven Komar: Thank you Jim and Dan. I think that concludes our individual comments and if I can get Stacy to help us out, we can start the question and answer period.

Operator: Thank you. At this time I would like to remind everyone if you would like to pose a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

        Once again, that’s star then the number one on your telephone keypad.

        Your first question is coming from Jeff Miller from JMG Capital. Sir, please go ahead.

Jeff Miller: Thank you. I just want to confirm, first of all, in Q4 ’06 the SG&Aas a percentage of revenues, did you say it was 23%?

James McCubbin: I believe the combination of SG&A, yes, was 23%.

Jeff Miller: Okay and I think gross margins were 17.8% for the quarter and you’re saying that is slightly down — I think it was 27.4% in Q3 ‘06 — because of the lower pricing and the bulk contracts.

James McCubbin: In Q4, that would be correct. Overall in the segment, the gross margin that we saw on segmentation was up materially in the PKI managed service sector.

Jeff Miller: Right.

James McCubbin: And in the consulting sector it was down a little bit because of large software resale as part of the ECA program.

Jeff Miller: Okay.

James McCubbin: But we have a lot of variability because of the size of the company and the kind of financial contracts that we get at times.

Jeff Miller: Right.

James McCubbin: In net the point that I was making was that gross margins will materially be — should continually to improve — as the PKI segment becomes a larger and larger portion of the business.

Jeff Miller: Right, and you’re saying that you’ve got two million potentially additional credentials to be issued from one program going into ‘07. Then you also have a couple other contracts where you have, you said 14,000 new users and then at least another 50,000 the next 12 to 24 months.

James McCubbin: That’s correct, and then with the opportunity for even more; their users.

Jeff Miller: Right.

James McCubbin: And then, as I said on the gross margin, we witnessed in the fourth quarter a net margin, okay? That’s with SG&A fully burdened on the PKI segment of about 48%.

Jeff Miller: Right, yes. That's great.

        James McCubbin: Okay. So it demonstrates the power of the ASP model as we really do come online.

Jeff Miller: Great and with that going forward, can you give us any guidance in terms of what you expect then for a blended SG&A, you know, the type of, any type of revenue or some stuff that you are expecting. I know it’s going to be kind of chunky, but it’s a nice jump in Q4 ‘06 to $7.2 million….

James McCubbin: No, we really, we’re not giving guidance right now. What we’re doing is trying to tell everybody about the opportunities that we’re awaiting and their size and I’m trying to give you some past performance measures now that we’re starting to get some metrics.

Jeff Miller: Right.

James McCubbin: But it is going to be variable a bit or, as you put it, chunky. So...

Jeff Miller: And when do you think that the OMB is going to approve or release money, sometime spring of this year or is it going to be in the back half?

James McCubbin: There was an Omnibus Appropriations Bill that just went through a few weeks ago. OMB is in the process, as I’ve been told, spreading that money out to the agencies. From what we’ve been told and is public, the GSA is looking at re-competing and making award on the GSA HSPD-12 program in early spring. We believe that what we’re seeing with the other agencies they’ll be running around the same timeframe trying to work towards their timetable of meeting some October deadlines.

        GSA has further come out and publicly stated that they would like to see, or they expect to see, the issuance of credentials to two million users within the HSPD-12 program over the next 23 months.

Jeff Miller: Okay.

Steven Komar: I think to clarify, Dan mentioned, June as a possible (inaudible) release of monies, so...

Jeff Miller: Okay.

Steven Komar: Whether it's mid-spring or June, your guess is as good as ours. But it's somewhere in the course of the coming quarter.

Jeff Miller: Okay, great.

James McCubbin: And we are still winning some small projects that Dan did just announce to you.

Jeff Miller: Right.

James McCubbin: Informally, in which case it says we’re continuing on our level of success at, you know, being acknowledged for being probably the preeminent vendor within the space.

Jeff Miller: Okay. Let me see if you can answer this question. With 30,000 new credentials being issued in Q4, I mean, can we expect that…I mean, that is a substantial jump from previous quarters, obviously.

James McCubbin: That was related to some of the contract wins that we received in the end of September and October of last year. So what’s important to point out is you saw how quickly we could bring that online.

Jeff Miller: Right.

James McCubbin: And scale it which is a nice, you know, thing that we can exhibit to you but that also is going to lead to a little variability.

Jeff Miller: Sure.

James McCubbin: And you will see that variability or chunkiness in ‘07 as these contract awards are made, we believe, in the mid part of ‘07 or earlier. And then you’re going to see a ramp, we’re hoping in the second half.

Jeff Miller: Okay. So, the contracts then that were related to the Q4 licenses are those all finished then, there's no more residuals going...

James McCubbin: No.

Jeff Miller: They’re not. So, going forward then, you still have some license credentials for ‘07 that going to be reflected from those original contracts and then adding to that hopefully sometime in June plus the smaller contracts.

James McCubbin: Yes, or earlier possibly.

Jeff Miller: Okay. And I guess another question too is that you’re seeing some more competitors now come into this space obviously in a public, private, federal, and also state levels. Can you give me the top two or three competitors that you’re seeing now in the space, who you’re competing with?

Steven Komar: Well there's two pieces we're competing with because we are an end-to-end provider.

Jeff Miller: Right.

Steven Komar: So, on the backend if you will, in the credential hosting environment the common names are VeriSign, Digital Signature Trust and Cybertrust.

        In the overall hosting environment it's the end-to-end service, you know, anybody that shows up —the Northrops, the Lockheeds, everybody. But what’s important to note there is a lot of the backend are front-ended by those same groups of people and that’s, and in many cases, that’s our backend. So we’re positioned both as an end-to-end provider of the entire service but also as the backend service provider to some of the integrators.

Jeff Miller: Right and I can imagine that you're going to be cheaper and if you have to integrate two people for one for backend and one for the front-end...is that fair in terms of being competitive for contracts?

Steven Komar: We haven't had a problem competing financially or technically.

Jeff Miller: Right. Okay, thank you very much guys.

Steven Komar: Thank you Jeff.

Operator: Thank you. Your next question is coming from Sean Carey of XO Risk Management. Please go ahead.

Sean Carey: Gentlemen, fantastic quarter. Congratulations.

Steven Komar: Thank you, Sean.

Sean Carey: Thanks. I had a quick question for Jim. At the tail end of last year a lot of people were expecting to see contracts because of the deadline for October 26th. The delay in getting those contracts, would you say this is governmental, sort of, bureaucracy and, you know, the GSA not getting their house in order and so on?

Daniel Turissini: This is Dan. I'll give you my thoughts on that since I've been involved with the federal government for about 22 years.

        The answer is partially yes. There are two other wildcards that really affected this. The most significant, I believe, has been the continuing resolution. The FY ‘07 budget was never formally approved so they could not spend at the FY ‘07 rate of expenditure. And that FY ‘07 was really the first year any of these organizations had budgeted for HSPD-12/PKI.

        The other thing, and everybody's aware of it, is the war in Iraq and that has siphoned a lot of money out of the government and, especially in the DoD environment, and it’s a bureaucratic waiting game.

        So, this has all been taken into account with the FY ‘08 budget cycle. So, a lot of the preparation you’re seeing right now contractually is to set up the contracts, use some of this end of year money to begin down that 18 to 24 month path, and then you’re going to see a lot of money come out of the FY ‘08 environment put onto these contracts to accelerate that deployment.

Steven Komar: Just to add a comment; we’re talking about federal fiscal year which is September. So, in Dan’s comment in terms of fourth quarter and first quarter of this calendar year, then the year that the quarters that have been impacted because of these changes in the budgeting process and ‘08 will begin in September of ‘07.

Sean Carey: Great. Thank you very much guys.

James McCubbin: Okay, thank you, Sean.

Operator: Thank you. Your next question is coming from Ted Karkus from Forrester Financial. Please go ahead.

Ted Karkus: Greetings gentlemen. It's been a little while. How are you?

James McCubbin: How are you doing, Ted?

Ted Karkus: Great, got a couple of questions for you. I’m reviewing my notes from the last quarterly conference call, the third quarter conference call that we had in November.

        At the time, we were discussing how there has been six awards to date and how ORC had won five of the six worth about 75,000 users and VeriSign had one for about 25,0000 users. Since that time can you tell me approximately how many awards there have been and what the size of them have been since the last conference call until now? Did it pretty much dry up or have there been a few more? Did ORC get any of them?

Daniel Turissini: Honestly, until these two that we just picked up, albeit not the largest ones out there, I am unaware of any other procurement actions that have gone through.

Ted Karkus: Okay, so it’s not that ORC is missing out on any of the business that’s been awarded, there was just a slowdown relative to expectations in the government rolling out these awards, correct?

Daniel Turissini: That's correct.

Ted Karkus: Okay and you said these two new awards were I'm sorry for how many, for how many users?

Daniel Turissini: For this year, as soon as we negotiate the terms we're going to be funded for 14,000 and then with options for up to 50,000 through the next year.

Ted Karkus: Okay, and according to my notes in the last quarter, the awards for the five awards were for 75,000 users for ORC. You mentioned 30,000 in the fourth quarter, is that 30,000 the 30,000 of 75,000 and there’s still another 45,000 remaining to fill? Is that a fair way of looking at it?

Daniel Turissini: To be deployed, that's correct.

Ted Karkus: Okay, so those will be deployed, so this additional 45,000 will we see deployment of that, I guess, I assume we saw there will be some deployment of that in the first quarter calendar year that’s just ending now. Can you give me an idea of the remaining 45,000, how long it’s going to take to deploy all of that?

Daniel Turissini: I would expect them all to be deployed this fiscal year because it is earmarked for this fiscal year.

Ted Karkus: Right.

Daniel Turissini: The money that was supposed to pay for it was under the continuing resolution which we expect the money to come out of OMB in the next couple of months. So, I think there’ll probably most likely be a calendar Q3 event.

Ted Karkus: Okay so that’s a calendar Q3. So the bottom line, in order to deploy this 45,000 that you were awarded last quarter, you first have to see funding in order to move forward with it, correct?

Daniel Turissini: That's correct.

Ted Karkus: Okay, so you’re waiting for that and hopefully by Q3 you’ll see that kick in as well as these two new awards. Again, they’ll be kicking, they’ll get in terms of the calendar year just in terms of last years awards and the awards you just received, we’ll see a nice uptick the second half of this year just from what you’ve already locked in assuming it’s funded.

Daniel Turissini: That's correct.

Ted Karkus: Okay. So now the next thing is you guys laid it out beautifully in the third quarter there were roughly three to five million users that you’re going after between HSPD-12, the same with the DoD contracts, the same with the state citizens transacting with the government. It all added up to a nice number of 12 to 15 million users with a three to five year deployment.

        Other than the fact that we’re losing six months here, is the outlook for the same 12 to 15 million users over the next three to five years just starting a quarter or two later?

Daniel Turissini: Absolutely, and what you saw there was the two million was re-quoted out of GSA. That does not include the DoD in that contractors nor does it include the first responder and private environment.

Ted Karkus: All right. So is it fair to say, obviously everyone’s a little disappointed, it shows in the stock price in terms of what’s happened the last six months and where we were talking in the fall that you were hopefully looking for a big fourth quarter of 2006. Is it fair to say that the kinds of numbers that you were looking for in the fourth quarter of 2006, we should and could see those big kinds of numbers, not the ten thousands kind of numbers but the hundreds of thousands of users kinds of numbers, potentially kicking in the second half of the year. Is that basically what you’re looking for?

Daniel Turissini: That's our expectation.

Ted Karkus: All right. So, my last question basically is that really nothing has changed other than the fact that we’ve gotten pushed out three to six months because the government is a little slower than anticipated in funding and deploying.

Daniel Turissini: Write your Congressman.

Ted Karkus: Okay, thanks very much, gentlemen.

James McCubbin: Thank you, Ted.

Operator: Thank you. Once again, if you would like to pose a question, press star then the number one on your telephone keypad.

        Your next question is coming from Hinda Mizrahi from Barron Partners.     Please go ahead.

Hinda Mizrahi: Hi. Congratulations on a good quarter. I just had a question and maybe it was my misunderstanding. I thought the PKI is also for non-government agencies that want, that need to access government agencies for procurement or, you know, even supplies. Is that so or is that my misunderstanding?

James McCubbin: Can you repeat that?

Hinda Mizrahi: I thought that PKI requirement was not just for government agencies but for outside or civil agencies that needed to access government agencies for procurement, you know supplies and things like that. Is that my misunderstanding?

Daniel Turissini: No, that’s correct. That’s what we refer to the public and the private sector. It’s the contractor’s environment. It’s the public environment eventually that are going to need to do things like EPA forms, things like your social security administration stuff, and a host of other things. It’s being focused right now in the government arena and businesses that deal with the government on a daily basis.

Hinda Mizrahi: And that, but, I’m just trying to figure why that’s relying on the government funding if that’s required.

Daniel Turissini: Because the initial piece is being funded by the government and being pushed out by the government. And, as I said, one of the awards we received recently was from a contractor who said, “Well we’ll just take the bull by the horns and we’ll go forward anyhow.”

Hinda Mizrahi: So even though the civil part is still aligned in government funding?

Daniel Turissini: Right. And you’ve got to remember that most of, even these contractors, they’re funded through government contracts and they’re funded the same way. So if they put, they budgeted for something in ‘07 and weren’t awarded that extra money to do those things because of the continuing resolution, they’re in the same boat as the government.

        At the end of the day, the first two years of this is all going to be expensed back to the government either directly or indirectly.

Hinda Mizrahi: Uh-huh, okay. Okay, thank you very much.

Operator: Thank you. Your next question is coming from David Pinsky, shareholder. Please go ahead, sir.

David Pinsky: Yes, congratulations on a great quarter. I’m looking here and it says that your year end revenue was up 35% fourth quarter revenue was up 80% yet the stock price goes up only one penny today. What will it take to stop the stock from sliding and to really move forward? I know last year you had a number of contracts that went through and the stock still didn’t’ move.

James McCubbin: Well, we can report on the business but as it goes to the stock price, we don’t have direct control over that. All we can do is build a strong enterprise and hopefully be awarded that by the stock market and the participants who make that price.

        So, I mean, if we could do something with the stock price and control it that would be wonderful. But that’s not what we’re here to do. We’re here to grow the business.

David Pinsky: Right, with the stock down 33% in the last six months are there any plans for any stock buy backs since you're so confident of your company?

James McCubbin: Well, we’re deploying all the working capital that we have to build out the business. I mean, why would we go and, the investment capital that we have would be better served building the business than trying to, try to artificially prop a stock price by using the stock buy backs. I mean we’re here to build a business. We feel very strong about building that business.

Steven Komar: Dave, the answer is there is no such plan at the present time and it’s my belief that there aren’t sufficient liquid assets in the company to do an effective job of that. I don’t that we’re interested in leveraging that strategy at this point.

David Pinsky: Thank you.

Steven Komar: Okay.

Operator: Thank you. Once again, if you would like to pose a question, please press star then the number one on your telephone keypad.

        There appears to be no more further questions at this time. I'll turn the floor over to Steve Komar for any closing remarks.

Steven Komar: Thank you Stacy. To everyone who tuned in, I just want to say thanks and thank you for your interest and continuing faith in the company and the management team.

        We felt we had a presentable fourth quarter. We're looking forward to the challenges of the first and second quarter and then we believe to some very, very attractive opportunities in the second half of the year and beyond and we look forward to sharing that news with you as we go. Thank you again for your time.

Operator: Thank you. This concludes today’s WidePoint Corporation conference call. You may now disconnect your lines.